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Exhibit 99.3

FOR IMMEDIATE RELEASE	Press Release

For more information, contact:

Laura Kiernan
Director Investor Relations
(203) 341-4262

Playtex Products, Inc. Updates Refinancing Plans and Recent Trends

        WESTPORT, CT (January 30, 2004)—Playtex Products, Inc. (NYSE: PYX), a leading diversified personal care and consumer products company, today announced the proposed refinancing of its senior credit facility and its Accounts Receivable facility. Assuming completion of the sale of $450 million of Senior Secured Notes, which are callable under certain conditions during the next three years, the Company's capital structure will provide greater flexibility and liquidity to pursue our stated strategy as it will eliminate maintenance covenants and near term amortization requirements. The Company will also replace its Accounts Receivable facility with a revolving credit facility that will be subject to borrowing base limitations but will allow for increased borrowing availability as the Company grows.

        In order to comply with its obligations under Regulation FD, the Company is providing the following recent developments update. Additional information regarding the Company is contained in its current report on form 8-K filed today with the Securities and Exchange Commission.

        The Company will report diluted earnings per share of $0.30 for the full year 2003. This reflects earnings per share of $0.37 less approximately $0.05 of charges related to operational restructuring and $0.02 of charges recorded for legal services and other expenses incurred in connection with the review of strategic alternatives.

        The operational restructuring charges and other related costs of $0.05 per diluted share, or $4.6 million, are higher than the previous guidance of $0.02 to $0.03 as a result of additional savings initiatives that will impact 2004 and be fully implemented by 2005. We expect there will be additional charges of approximately $4 million in 2004 for the restructuring efforts. These charges include consulting fees to an outside firm that was engaged to facilitate the evaluation and implementation of the project plus headcount related costs including severance and pension adjustments. It is estimated that the savings realized, excluding related costs, will be approximately $6 to $7 million in 2004 and $12 to $14 million in 2005. In addition, the Company expects to reduce working capital requirements by approximately $9 million over the next two years as part of this initiative to enhance the effectiveness of its supply chain process.

        Net Sales of $146.7 million for fourth quarter of 2003 compare with prior year results of $159.2 million. Net Sales are $657.7 million for the full year 2003 versus $719.1 million in 2002. Our Sun Care shipments will be below previous guidance as a result of a further timing shift of 2004 season opening orders from December to the first quarter of 2004 for several key retailers. The Company's other core segments remain consistent with previous guidance in terms of market share and overall business trends.

        The Company is updating guidance for 2004 with earnings per share estimated at $0.30 to $0.33. This estimate includes the impact of the recently announced refinancing, which results in an increase in interest expense of approximately $0.09 per share, and a non-cash write-off related to the extinguishment of existing debt in the amount of $0.07 per share. This estimate also includes the fact that the Company will increase its promotional support in 2004 behind the launch of Beyond and its Gentle Glide brand, which will impact earnings in the near term.

        Further details of segment results and the outlook for 2004 will be issued after the market closes on Monday, February 9, 2004 and discussed on the conference call scheduled at 10:30 a.m. EST on Tuesday, February 10, 2004.

        Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex infant feeding products, Wet Ones, Baby Magic, Diaper Genie, Mr. Bubble, Playtex tampons, Banana Boat, Woolite rug and upholstery cleaning products, Playtex gloves, Binaca and Ogilvie.

        With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

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  Exhibit 99.3